EXHIBIT 99


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                                 BIOCUREX, INC.

                                  Common Stock

      THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus relates to shares of our common stock which may be issued pursuant to certain employee incentive plans which we have adopted. The employee incentive plans provide for the grant, to selected employees and other persons, of either stock options or bonuses to purchase shares of our common stock.

     Persons who may receive shares pursuant to the Plans and who are offering such shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

     We have a Non-Qualified Stock Option Plan, a Stock Bonus Plan and six Stock Option Agreements. In some cases, the plans and the Stock Option Agreements are collectively referred to as the "Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of common stock issuable on the exercise of options, are governed by the provisions of the respective Plans.

     The Selling Shareholders may offer the shares from time to time in negotiated transactions in the over-the-counter market, at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may sell the shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".

     We will not receive any proceeds from the sale of the shares by the Selling Shareholders. We have agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders). We have not agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

               The date of this Prospectus is September __, 2012.


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                              AVAILABLE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning us can be inspected and copied at the Commission's office at 100 F Street, NE, Washington, D.C. 20549. Certain information concerning us is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which we have filed with the Commission under the Securities Act and to which reference is hereby made.

                       DOCUMENTS INCORPORATED BY REFERENCE

     We will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus). Requests should be directed to:

                                 Biocurex, Inc.
                           7080 River Road, Suite 215
                           Richmond, British Columbia
                                 Canada V6X 1X5
                                 (604) 208-9150
                               (604) 207-9165 FAX
                           Attention: Dr. Ricardo Moro

     The following documents which we have filed with the Commission are incorporated by reference into this Prospectus:

(1)  Annual report on Form 10-K for the year ended December 31, 2011.
(2)  Quarterly report on Form 10-Q for the quarter ended March 31, 2012.
(3)  Report on Form 8-K filed June 1, 2012.
(4)  Report on Form 8-K filed June 19, 2012.
(5)  Amended Annual report on Form 10-K/A for the year ended December 31, 2009.
(6)  Amended Annual report on Form 10-K/A for the year ended December 31, 2010.
(7)  Report on Form 8-K filed August 1, 2012.
(8)  Quarterly report on Form 10-Q for the quarter ended June 30, 2012.
(9) Amended quarterly report on Form 10-Q/A for the quarter ended June 30, 2012.
(10) Report on Form 8-K filed August 24, 2012.
(11) Amended annual report on Form 10-K/A for the year ended December 31, 2011.


     All documents filed with the Commission by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


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                                TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----
PROSPECTUS SUMMARY ......................................................    1

RISK FACTORS ...........................................................     2

COMPARATIVE SHARE DATA .................................................    13

USE OF PROCEEDS ........................................................    16

SUMMARY INFORMATION REGARDING THE PLANS ................................    17

PLAN OFDISTRIBUTION.....................................................    21

DESCRIPTION OF SECURITIES..............................................     21

GENERAL.................................................................    22



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                               PROSPECTUS SUMMARY

     We were incorporated in Texas in December 1997 under the name Whispering Oaks International, Inc. Between March 2001 and October 2009 we did business under the name Biocurex, Inc. In October 2009 our shareholders approved an amendment to our Articles of Incorporation which officially changed our name to Biocurex, Inc.

     We are a development stage company focusing on developing and commercializing products for the early detection, diagnosis and monitoring the recurrence of cancer. We have developed and evaluated, using clinical blood samples, a blood test that can detect the presence of cancer in humans and animals using a new cancer marker named RECAF. We developed and own, royalty free, the proprietary technology related to the RECAF marker, with patents granted in the United States, Europe and China and pending in other major worldwide markets. As of June 30, 2012 we had generated only limited revenue.

     Our offices are located at 7080 River Road, Suite 215, Richmond,  BC Canada
V6X  1X5.  Our  telephone   number  is  866-884-8669   and  our  fax  number  is
866-437-2277.

     Our website address is www.biocurex.com.

The Offering

     By means of this prospectus our officers and directors are offering shares of our common stock which they own, or which they may acquire, pursuant to our Non-Qualified Stock Option Plan, our Stock Bonus Plan and the Stock Option Agreements. The shares owned by the Selling Shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price or in negotiated transactions.

Forward Looking Statements

     This prospectus contains various forward-looking statements that are based on our belief as well as assumptions made by and information currently available to us. When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to identify forward-looking statements. Such statements may include statements regarding and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

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                                  RISK FACTORS

     An investment in our securities involves a high degree of risk. You should carefully consider the risks described below and the other information in this registration statement, including our financial statements and the notes to those statements, before you purchase any of our securities. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, could negatively impact our business, results of operations or financial condition in the future. If any of the following risks and uncertainties develop into actual events, our business, results of operations or financial condition could be adversely affected. In those cases, the trading price of our securities could decline, and you may lose all or part of your investment.

                          Risks Related to Our Business

Auditors have doubt as to our ability to continue in business.

     In their report on our December 31, 2011 financial statements, our auditors expressed substantial doubt as to our ability to continue as a going concern. A going concern qualification could impair our ability to finance our operations through the sale of debt or equity securities. Our ability to continue as a going concern will depend, in large part, on our ability to obtain additional financing and generate positive cash flow from operations, neither of which is certain. If we are unable to achieve these goals, our business would be jeopardized and we may not be able to continue operations.

We have a history of losses and expect to incur additional losses in the future.

     Historically, we have funded our operations through the private sale of securities and with private loans. However, we have never earned a profit. For the six months ended June 30, 2012, we reported a net loss of $924,457. We expect to incur additional losses for an indefinite period. To date, we have had limited revenues from the sale of the products and services that we are currently focused on developing. We cannot assure that our products and services will be successfully commercialized or that we will ever earn a profit.

We entered into a loan modification agreement with the holders of our secured notes pursuant to which they waived defaults caused by our failure to make certain principal payments when due. We may be unable to repay the amended notes when due.

     Under the terms of the original secured convertible notes issued in June 2007, we were obligated to make certain principal payments on May 1, 2009, which we failed to do. As a result, these notes were characterized as short-term debt, rather than long-term debt, on our June 30, 2009 balance sheet and our working capital deficit as of that date was $3.6 million. As of August 31, 2009, we entered into a Loan Modification Agreement with the holders of the original secured convertible notes under which they waived those defaults and we agreed to issue amended secured convertible notes in the aggregate principal amount of $2.15 million in exchange for the original secured convertible notes. The amended secured convertible notes which, as of June 30, 2012, had an outstanding

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principal  balance of $534,260,  bear  interest at the same rate as the original secured convertible notes, prime plus 2.75%, mature on December 31, 2012 and are convertible into shares of our commons tock at a price of $0.09 per share. The amended secured convertible notes are collateralized by a security interest in all of our assets. If a default under the amended secured convertible notes should occur prior to the maturity date, the holders would be able to require us to pay the entire outstanding balance then due. We cannot assure you that we will not be in default under the amended secured convertible notes or that we will be able to repay those notes when they mature. If we are unable to repay the principal amount of those notes when due, the holders, as secured creditors, would be able to force the sale of our assets, including our patents and other intangible assets that are at the core of our business, in order to repay the notes. In such case, we would no longer be able to continue operations and you could lose your entire investment.

To date, we have generated limited revenues. Our future success depends on our ability to begin generating revenues on a regular and continuing basis.

     Since inception and as of June 30, 2012 we have generated limited revenues, most of which were license fees or transfer fees related to material, technology and related services. Our future success depends on our ability to begin generating revenues on a regular and continuing basis and to properly manage our costs. Our business strategy contemplates that we will derive revenue from licensing our technology and from sales of our products and services. Our ability to generate these revenues depends on a number of factors, some of which are outside our control. These factors include the following:

          o    our  ability  to  obtain  necessary   government  and  regulatory
               approvals;

          o our ability to successfully complete all the research and development work on the various test formats and applications of RECAF technology;

          o our ability to successfully commercialize the various test formats and applications of our RECAF technology;

          o    our ability to protect our intellectual property;

          o    the success of our sales and marketing efforts;

          o    our ability to maintain our competitive advantages;

          o new developments in the area of cancer detections and the efficacy of competing technologies;

          o    market acceptance of our products and services; and

          o our ability to raise additional capital as and when needed and on acceptable terms.


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     We cannot  assure you that we will be able to meet any of these  challenges or that we will be able to generate any revenues. If we do not generate any revenues, you may lose your entire investment.

If we are unable to raise additional capital, we may be unable to continue operating.

     The process to obtain regulatory approval of our products involves significant costs. In addition, the costs associated with our proposed research, development and marketing activities may be substantially higher than our estimated costs of these activities. We will probably need additional capital to fully implement our growth strategy, which includes obtaining the necessary regulatory approvals to commercialize various applications of our RECAF technology, sales and marketing programs and continued research and development activities, in addition to our general and administrative expenses. If we are unable to raise additional capital, we may be forced to delay or postpone the regulatory approval process and our research, development and marketing activities. Further, any capital raised through the issuance of additional equity will have a dilutive impact on other stockholders and could have a negative effect on the market price of our common stock.

We have granted semi-exclusive licenses relating to the development, sale and distribution of our products, and our dependence on these licensees exposes us to significant commercialization and development risks.

     In April 2005 and December 2007, we entered into a semi-exclusive license agreement with Abbott and Inverness, respectively, under which we granted each a semi-exclusive license to use RECAF tests on blood samples processed in automated equipment typically found only in large clinical and hospital laboratories and a non-exclusive license for other test formats. Under the license agreements, we are entitled to annual minimum royalty payments, sublicense fees and royalties based on net sales. The Abbott license agreement also gives Abbott the right to grant sublicenses for these activities and for engaging in commercial sales of our products to third parties upon payment to us of sublicense fees and also gives Abbott the right, though not the obligation, to obtain the necessary regulatory approvals to exploit the RECAF technology covered by the license. To date, except for license fees and transfer related to materials, technology and related services, we have not received any payments from Abbott or Inverness as a result of their exploitation of the licenses.

     The royalty payments we receive from the sale of our products under the Abbott and Inverness license agreements depend heavily on their efforts. Each of Abbott and Inverness has significant discretion in determining the efforts and resources it applies to obtaining regulatory approval and to the development and sale of our products, and each of them likely has a significant number of other research commitments competing for its resources. Furthermore, regardless of the effort and resources they invest, Abbott and Inverness may not be effective in developing or marketing our products. In addition, Abbott and Inverness may have corporate agendas which may not be consistent with our best interests. A disagreement between us and Abbott or Inverness could lead to lengthy and expensive dispute resolution proceedings as well as to extensive financial and

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operational  consequences  to us,  and have a  material  adverse  effect  on our business, results of operations and financial condition.

     If our relationship with Abbott or Inverness were to terminate, we may not be able to enter into another semi-exclusive license agreement with a company with similar resources to develop and commercialize our products and perform these functions on acceptable terms or at all. As a result, we could experience delays in our ability to distribute and commercialize our products and increased expenses, all of which would have a material adverse affect on our business, results of operations and financial condition.

Any failure to obtain or any delay in obtaining required regulatory approvals may adversely affect our ability to successfully license our products or market any products we may develop.

     The cancer marker RECAF tests that we have developed for human applications are subject to oversight by regulatory authorities in the United States and in other countries, including, without limitation, the FDA. We have not initiated the approval process with the FDA for marketing clearance in the United States for our RECAF tests designed for human applications. Marketing clearance for our test kits in the veterinary market in the United States is not required.

     Among other requirements, FDA marketing clearance and approval of the facilities used to manufacture our cancer marker RECAF tests will be required before any of these tests may be marketed in the United States. A similar regulatory process will be required by European regulatory authorities before our cancer tests can be marketed in Europe. As with the FDA review process, there are numerous risks associated with the review of medical devices by foreign regulatory agencies. The foreign regulatory agencies may request additional data to demonstrate the clinical safety and efficacy of a product.

     We rely and will continue to rely on third parties, including Abbott and Inverness, to assist us in managing and monitoring all of our preclinical studies and clinical trials. To our knowledge, our licensees, Abbott and Inverness, have not initiated any steps toward regulatory approval of our products for marketing clearance in the United States. If any of these parties terminate their relationship with us, the development of the products covered by those agreements could be substantially delayed. In addition, these third parties may not successfully carry out their contractual obligations, meet expected deadlines or follow regulatory requirements, including clinical, laboratory and manufacturing guidelines. Our reliance on these third parties may result in delays in completing, or in failing to complete, these trials if they fail to perform with the speed and competency we expect. Further, if any of these parties fail to perform their obligations under our agreements with them in the manner specified in those agreements and in the trial design, the FDA may not accept the data generated by those trials, which would increase the cost of and the development time for that product candidate. If clinical testing of our product candidates is compromised for any of the above-mentioned reasons, we will be unable to meet our anticipated development or commercialization timelines, which would have a material adverse effect on our business.

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     Although FDA marketing  clearance  may not be required for certain  foreign markets, we believe that FDA clearance for our RECAF cancer marker tests would add credibility when negotiating with overseas distributors. Failure to obtain FDA marketing clearance in the United States may limit our ability to successfully market our products even where regulatory approvals are not required.

     Delays or rejection in obtaining FDA marketing clearance may also be encountered based upon changes in applicable law or regulatory policy during the period of regulatory review. Any failure to obtain, or any delay in obtaining, marketing clearance would adversely affect our ability to license or market our products. Moreover, even if FDA marketing clearance is granted, such approval may include significant limitations on indicated uses for which the product could be marketed.

     Both before and after marketing clearance is obtained, a product and its manufacturer are subject to comprehensive regulatory oversight. Violations of regulatory requirements at any stage of the process may result in adverse consequences, including the FDA's delay in approving or refusing to approve a product for marketing, withdrawal of an approved product from the market and/or the imposition of criminal penalties against the manufacturer. In addition, later discovery of previously unknown problems relating to a marketed product may result in restrictions on such product or manufacturer including withdrawal of the product from the market.

     We cannot assure you that we will receive the required clearances in order to be able to market any of our products.

If we and our third-party suppliers do not maintain high standards of manufacturing in accordance with applicable manufacturing regulations, our development and commercialization activities could suffer significant interruptions or delays.

     We and any third-party suppliers on which we currently or may in the future rely must continuously adhere to applicable manufacturing regulations. In complying with these regulations, we and our third-party suppliers must expend significant time, money and effort in the areas of design and development, testing, production, record-keeping and quality control to assure that our products meet applicable specifications and other regulatory requirements. The failure to comply with these requirements could result in an enforcement action against us, including the seizure of products and shutting down of production. Any of these third-party suppliers and we also may be subject to audits by the FDA and other regulatory agencies. If any of our third-party suppliers or we fail to comply with applicable manufacturing regulations, our ability to develop and commercialize our products could suffer significant interruptions.

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If our products do not achieve market acceptance,  we will be unable to generate significant revenues from them.

     The commercial success of our products will depend primarily on convincing health care providers and veterinarians to adopt and use our products. To accomplish this, we, together with our licensees and any other marketing or distribution collaborators, will have to convince members of the medical and veterinary communities of the benefits of our products through, for example, published papers, presentations at scientific conferences and additional clinical data. Medical providers and veterinarians will not use our products unless we can demonstrate that they consistently produce results comparable or superior to existing products and have acceptable safety profiles and costs. If we are not successful in these efforts, market acceptance of our products could be limited. Even if we demonstrate the effectiveness of our products, medical practitioners may still use other products. If our products do not achieve broad market acceptance, we will be unable to generate significant revenues from them, which would have a material adverse effect on our business, cash flows and results of operations.

We may not achieve or maintain a competitive position in our industry and future technological developments may result in our proprietary technologies becoming uneconomical or obsolete.

     The field in which we are involved is undergoing rapid and significant technological change. Our ability to successfully commercialize various applications of our cancer detection technology will depend on our ability to maintain our technological advantage. We cannot assure you that we will achieve or maintain such a competitive position or that other technological developments will not cause our proprietary technologies to become uneconomical or obsolete. Many of our potential competitors, including large multi-national pharmaceutical companies, well-capitalized biotechnology companies, and privately and publicly financed research facilities, have significantly greater financial resources than we do. Our revenues and profits will be adversely impacted if we cannot compete successfully with new or existing products or technologies.

Our patents might not protect our technology from competitors.

     Certain aspects of our technologies are covered by a United States patent and a number of foreign patents. In addition, we have a number of patents pending in foreign countries. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of additional patents. In addition, our patents expire in 2014 and 2015, and there is no assurance that we will be able to successfully renew them. Furthermore, there is no assurance as to the breadth and degree of protection the issued patents might afford us. We may not be able to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States. Thus, any patents that we own may not provide commercially meaningful protection from competition. Disputes may arise between us and others as to the scope, validity and ownership rights of these or other patents. Any defense of the patents could prove costly and time consuming and we cannot assure you that we will be in


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a position, or will deem it advisable, to carry on such a defense. Our patents may not contain claims that are sufficiently broad to prevent others from practicing our technologies or developing competing products. Competitors may be able to use technologies in competing products that perform substantially the same as our technologies but avoid infringing our patent claims. Under these circumstances, our patents would be of little commercial value to us. Other private and public concerns may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to us. The scope and validity of any of these patents, if any, are presently unknown.

For many of the technologies we employ in our business, we rely on maintaining competitively sensitive know-how and other information as trade secrets, which may not sufficiently protect this information. Disclosure of this information could impair our competitive position.

     As to many technical aspects of our business, we have concluded that competitively sensitive information is either not patentable or that for competitive reasons it is not commercially advantageous to seek patent protection. In these circumstances, we seek to protect this know-how and other proprietary information by maintaining it in confidence as a trade secret. To maintain the confidentiality of our trade secrets, we generally enter into confidentiality agreements with our employees, consultants and collaborators when their relationship with us commences. These agreements require that all confidential information developed by the individual or made known to the individual by us during the course of the individual's relationship with us be kept confidential and not disclosed to third parties. However, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with the terms of these agreements. The disclosure of our trade secrets would impair our competitive position. Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information. Further, to the extent that our employees, consultants or contractors use trade secret technology or know-how owned by others in their work for us, disputes may arise as to the ownership of related inventions.

We may incur significant liability if we infringe the patents and other proprietary rights of third parties.

     In the event that our technologies infringe or violate the patent or other proprietary rights of third parties, we may be prevented from pursuing product development, manufacturing or commercialization of our products that utilize such technologies. There may be patents held by others of which we are unaware that contain claims that our products or operations infringe. In addition, given the complexities and uncertainties of patent laws, there may be patents of which we know that we may ultimately be held to infringe, particularly if the claims of the patent are determined to be broader than we believe them to be.

      If a third party claims that we infringe its patents, any of the following may occur:

          o    we  may  become   liable  for   substantial   damages   for  past
               infringement if a court decides that our technologies infringe upon a competitor's patent;

          o a court may prohibit us from selling or licensing our product without a license from the patent holder, which may not be available on commercially acceptable terms or at all, or which may require us to pay substantial royalties or grant cross-licenses to our patents; and

          o we may have to redesign our product so that it does not infringe upon others' patent rights, which may not be possible or could require substantial funds or time.

     In addition, employees, consultants, contractors and others may use the trade secret information of others in their work for us or disclose our trade secret information to others. Either of these events could lead to disputes over the ownership of inventions derived from that information or expose us to potential damages or other penalties.

     If any of these events occurs, our business will likely suffer and the market price of our common stock decline.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

     There has been substantial litigation and other proceedings regarding patent and intellectual property rights in the biotechnology industry. We may be forced to defend claims of infringement brought by our competitors and others, and we may institute litigation against others who we believe are infringing our intellectual property rights. The outcome of intellectual property litigation is subject to substantial uncertainties and may, for example, turn on the interpretation of claim language by the court, which may not be to our advantage, or on the testimony of experts as to technical facts upon which experts may reasonably disagree. Our involvement in intellectual property litigation could result in significant expense to us. Some of our competitors have considerable resources available to them and a strong economic incentive to undertake substantial efforts to stop or delay us from commercializing products. We, on the other hand, are a relatively small company with comparatively few resources available to us to engage in costly and protracted litigation. Moreover, regardless of the outcome, intellectual property litigation against or by us could significantly disrupt our development and commercialization efforts, divert our management's attention and quickly consume our financial resources.

     In addition, if third parties file patent applications or issue patents claiming technology that is also claimed by us in pending applications, we may be required to participate in interference proceedings with the U.S. Patent and Trademark Office or in other proceedings outside the United States, including oppositions, to determine priority of invention or patentability. Interference or oppositions could adversely affect our patent rights. Even if we are successful in these proceedings, we may incur substantial costs, and the time and attention of our management and scientific personnel will be diverted in pursuit of these proceedings.

If product liability lawsuits are brought against us, we might incur substantial liabilities and could be required to limit the commercialization of our products.

     Although we are not presently generating revenues from the sale of products, our short-term objectives include commercializing various applications of our RECAF testing technology, which may involve the sale of test kits. If our products do not function properly, we may be exposed to the risk of product liability claims. We may even be subject to claims against us despite the fact that the injury is due to the actions of others, such as manufacturers with whom we contract to make the test kits. Any product liability litigation would consume substantial amounts of our financial and managerial resources and might result in adverse publicity, regardless of the ultimate outcome of the litigation. We do not currently maintain clinical trial insurance or product liability insurance and we may never obtain such insurance. In any event, liability insurance is subject to deductibles and coverage limitations and may not provide adequate coverage against potential claims or losses. A successful product liability claim brought against us could cause us to incur substantial costs and liabilities.

Our future success depends on the continued availability of our chief executive officer, Dr. Ricardo Moro-Vidal, and other scientific and technical personnel. The loss of Dr. Moro-Vidal's services or those of other technical personnel could have a significant adverse impact on our business.

     The success of our business depends to a great extent on the efforts and abilities of our senior executive officer, Dr. Ricardo Moro-Vidal. Dr. Moro-Vidal discovered the RECAF molecule and has done or supervised most of the research that has led to the development of our various cancer detection tests. In addition, Dr. Moro-Vidal has most of the unpatented technical know-how that is crucial to our research and development efforts. We do not plan to obtain a key-person life insurance policy on Dr. Moro-Vidal. We have entered into a four-year employment agreement with Dr. Moro-Vidal, terminating in December 31, 2013, which will contain confidentiality and non-compete covenants. Nevertheless, we cannot assure you that Dr. Moro-Vidal will continue to work for us or that the non-compete and confidentiality provisions of his employment agreement will be enforceable. If Dr. Moro-Vidal terminates his employment r elationship with us, it could be difficult to find a replacement with comparable skill and knowledge. In addition, the pool of individuals with relevant experience in biotechnology is limited and retaining and training personnel with the skills necessary to continue our research and development activities would be challenging, costly and time-consuming. The loss of any of our scientific or technical personnel could significantly delay the achievement of our goals and materially and adversely affect our business, financial condition and results of operations.

We depend on the continued availability of research and development services provided by PBRC. The loss of these services could adversely affect us.

     All of the research regarding RECAF is performed by PBRC, which is wholly-owned by Dr. Moro-Vidal. We have entered into a contract with PBRC pursuant to which PBRC will continue to perform research and development as well as diagnostic services for us. The agreement has an initial term that expires on December 31, 2013 and we have the right to extend the agreement for two additional four-year terms. If PBRC elects to discontinue its relationship with us, we may be unable to find another firm with the same technical expertise, which could impair our ability to develop our technology and materially and adversely affect our business, financial condition and results of operations.

We may expand our operations internationally in the future, particularly in China and India, and would be subject to the political systems, economic conditions, government programs and tax structures of those countries.

     To the extent that we expand our operations internationally in the future, particularly in China and India, the political and economic conditions of those countries may directly affect our operations. In addition, any government programs in which we participate or any tax benefits we may derive in those countries may not be continued at favorable levels or at all. Further, we are a U.S. entity and our executive officers and assets are located in Canada. It may be difficult for us to assert legal claims in actions instituted in foreign jurisdictions. Foreign courts may refuse to hear our legal claims because they may not be the most appropriate forums in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not Canadian or U.S. law, is applicable to the claim. Further, if Canadian or U.S. law is found to be applicable, the content of applicable Canadian or U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides. As a result of the difficulty associated with enforcing a judgment against us, you may not be able to collect any damages awarded by either a U.S., Canadian or other foreign court.

               Risks Related to the Ownership of Our Securities

The market price for our common stock is volatile and the price at which you may be able to sell any of the securities purchased in this offering might be lower than the offering price.

     The market price of our common stock, as well as the securities of other biotechnology companies, has historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in our operating results, announcements of technological innovations or new products by us or our competitors, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by us or other biotechnology and pharmaceutical companies, and general market conditions may have a significant effect on the future market price of our publicly traded or quoted securities.

Our common stock is considered a "penny stock".

     Trades of our common stock are subject to Rule 15g-9 promulgated by the Securities and Exchange Commission (the SEC) under the Exchange Act, which imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The SEC also has other rules that regulate broker/dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on a national securities exchange, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements have the effect of reducing the level of trading activity for our common stock. As a result of the foregoing, investors may find it difficult to sell their shares.

We lack analyst coverage.

     We do not have research analysts reviewing our performance or our securities on an ongoing basis. Therefore, we do not have an independent review of our performance or the value of our common stock relative to other public companies.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

     If you purchase securities in this offering, you will experience immediate and substantial dilution insofar as the public offering price of a unit will be substantially greater than the tangible book value attributable to the shares of our common stock included in a unit after giving effect to this offering. In the past, we have issued options and warrants to acquire shares of common stock at prices significantly below the imputed public offering price of a share of our common stock (assuming no value is attributed to the redeemable warrants included in the units). To the extent these options and warrants are ultimately exercised, you will incur further dilution.

Future sales, or the potential sale, of a substantial number of shares of our common stock could cause the trading price of our securities to decline and could impair our ability to raise capital through subsequent equity offerings.

     We have outstanding convertible notes, options and warrants which, as of June 30, 2012, potentially allow the holders to acquire a substantial number of shares of our common stock. Until the options and warrants expire, or the convertible notes are paid, the holders will have an opportunity to profit from any increase in the market price of our common stock without assuming the risks of ownership. Holders of convertible notes, options and warrants may convert or exercise these securities at a time when we could obtain additional capital on terms more favorable than those provided by the options. The conversion of the notes or the exercise of the options and warrants will dilute the voting interest of our owners of presently outstanding shares by adding a substantial number of additional shares.

     Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our securities to decline and could materially impair our ability to raise capital through the sale of additional equity securities. See the section of this prospectus captioned "Comparative Share Data" for more information.

We do not anticipate paying dividends in the foreseeable future. This could make our stock less attractive to potential investors.

     We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business, and we do not intend to declare or pay any cash dividends in the foreseeable future. Future payment of cash dividends will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial condition and capital requirements. Corporations that pay dividends may be viewed as a better investment than corporations that do not.

Certain provisions of Texas law and our organizational documents could delay or discourage takeover attempts that stockholders may consider favorable.

     Our articles of incorporation and bylaws include provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions may make it more difficult to remove directors and management or could have the effect of delaying, deferring or preventing a future takeover or a change in control, unless the takeover or change in control is approved by our board of directors, even though the transaction might offer our stockholders an opportunity to sell their shares at a price above the current market price. In addition, we are subject to the provisions of the Texas Business Combination Law (Articles 13.01 through 13.08 of the Texas Business Corporation Act), which generally prohibit us from engaging in any business combination with certain persons who own 20% or more of our outstanding voting stock without the approval or our board of directors. These provisions could make it difficult for a third party to acquire us, or for members of our board of directors to be replaced, even if doing so would be beneficial to our stockholders. Any delay or prevention of a change of control transaction or changes in our board of directors or management could deter potential acquirers or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then current market price for their shares. As a result, these provisions may adversely affect the price of our common stock.

                             COMPARATIVE SHARE DATA

       Shares outstanding as of June 30, 2012:               283,363,484

     The following table lists additional shares of our common stock which, as of June 30, 2012 may be issued as the result of payment of note principal or interest with shares of our common stock or as the result of the exercise of outstanding options or warrants or the conversion of notes:

                                                         Number of      Note
                                                          Shares      Reference
                                                         ---------    ---------

   Shares issuable upon conversion of notes or as
      payment of principal on the notes                   5,936,222       A


   Shares issuable upon exercise of Non-Qualified Stock
      Options granted to officers, directors, employees
      and consultants.                                    1,631,600       B

   Shares issuable upon exercise of warrants granted to
      our officers, directors, employees, financial
      consultants and private investors                           -       C

   Shares issuable upon exercise of warrants issued to
      note holders                                        2,628,266       D

   Shares issuable upon warrants sold to public
      investors                                          90,459,600       E

   Shares issuable upon exercise of warrants issued to
      underwriter                                        16,800,000       E

   Shares issuable upon exercise of options granted to
      officers and directors                             28,500,000       F

   Shares issuable upon conversion of note               32,690,000       G

   Shares issuable upon conversion of note               25,000,000       H

A. In June 2007 we sold convertible notes to private investors for $3,000,000. The notes are due and payable on December 31, 2012 and are secured by substantially all of our assets. At the holder's option the notes are convertible into shares of our common stock at a conversion price of $0.09. Due to principal payments and conversions, the outstanding principal balance of the notes as of June 30, 2012 was $534,260.

     The warrants were subsequently sold to Warrant Strategies Fund, LLC.

     To the extent we use our shares to make principal payments on the notes, the number of shares which may be issued upon the conversion of the notes may be less due to the reduction in the outstanding principal balance of the notes.

     The actual number of shares which will ultimately be issued upon the conversion of the notes will vary depending upon a number of factors, including the price at which we sell any additional shares of our common stock prior to the date the notes are paid or converted.

B. Options are exercisable at a price of $0.001 per share and expire on various prior to March 2014.

C. The warrants are exercisable at prices between $0.05 and $0.12 per share and expire on various dates prior to April 2012.

D. During 2003 we sold convertible notes in the principal amount of $529,813 to six private investors. As of June 30, 2012, all notes, with the exception of one note in the principal amount of $33,000, had either been repaid or converted into shares of our common stock. For every share issued upon conversion, the note holders received warrants to purchase one share of our common stock. The warrants are exercisable at prices between $0.05 and $0.176 per share and expire in 2014. As of June 30, 2012, warrants to purchase 2,204,730 shares remained outstanding. The remaining note, which bears interest at 5% per year, can be converted at any time into shares of our common stock The amount of shares is to be determined by the lesser of a conversion price of $0.17 per share or 75% of the average closing bid prices for the five trading days immediately prior to the last trading day before conversion. Upon conversion the holder will receive an equal amount of warrants as shares of common stock. These warrants, if issued, will be exercisable at a price of $0.17 per share and will expire five years after their issuance.

E. In January 2010 we sold 90,459,600 shares of our common stock at a price of $0.0714 per share in a public offering. For each share sold the investor also received one warrant. Each warrant entitles the holder to purchase one share of our common stock at a price of $0.107 per share at any time on or before January 2015.

     Paulson Investment Company, Inc., the underwriter of our public offering, received a sales commission as well as warrants. The warrants entitle Paulson to purchase 120,000 units at a price of $6.00 per unit. Each unit consists of 70 shares of our common stock and 70 warrants. Each warrant entitles Paulson to purchase one additional share of our common stock at a price of $0.107 per share at any time on or before January 2015.

F. These options, which were granted on January 22, 2010, were not granted pursuant to our Non-Qualified Stock Option Plan. The options are exercisable at a price of $0.0714 per share and expire on January 22, 2020.

G. In February 2012 we sold a convertible note in principal amount of $42,500 to a private investor. The note bears interest at 8% per year and is payable on or before February 23, 2013. At any time after August 21, 2012 the note can be converted into shares of our common stock. The number of shares to be issued upon any conversion will be determined by dividing the principal amount to be converted by the conversion price. The conversion price is 58% of the average of the lowest five Trading Prices for our common stock during the ten trading day period ending on the trading day prior to the date the note is converted. "Trading Price" means the closing bid price of our common stock on the Over-the-Counter Bulletin Board. Based upon the closing prices of our common stock, we would be required to issue approximately 32,690,000 shares of our common stock if the note was converted on August 31, 2012.

H. In April 2012 we sold a convertible note in principal amount of $32,500 to the same private investor mentioned in Note G above. The note bears interest at 8% per year and is payable on or before April 26, 2013. At any time after October 20, 2012 the note can be converted into shares of our common stock. The number of shares to be issued upon any conversion will be determined by dividing the principal amount to be converted by the conversion price. The conversion price is 58% of the average of the lowest five Trading Prices for our common stock during the ten trading day period ending on the trading day prior to the date the note is converted. "Trading Price" means the closing bid price of our common stock on the Over-the-Counter Bulletin Board. Based upon the closing prices of our common stock, we would be required to issue approximately 25,000,000 shares of our common stock if the note was converted on August 31, 2012.

                                 USE OF PROCEEDS

     All of the shares offered by this Prospectus are being offered by the Selling Shareholders. We will not receive any of the proceeds from the sale of the shares offered by this Prospectus. Expenses expected to be incurred by us in connection with this offering are estimated to be approximately $10,000. The Selling Shareholders have agreed to pay all commissions and other compensation to any securities broker/dealers through whom they sell any of the Shares.

                   SUMMARY INFORMATION REGARDING THE PLANS

     We have issued (or may in the future issue) shares of our common stock to various persons pursuant to certain employee incentive plans which we have adopted. We have a Non-Qualified Stock Option Plan, a Stock Bonus Plan and six Stock Option Agreements. In some cases these Plans and the Stock Option Agreements are collectively referred to as the "Plans". A summary description of the Plans follows. The Plans provide for the grant, to selected employees and other persons, of either stock bonuses or options to purchase shares of our common stock.

Non-Qualified Stock Option Plan
-------------------------------

     The Non-Qualified Stock Option Plan authorizes the issuance of shares of Biocurex's common stock to persons that exercise options or warrants granted pursuant to the Plan. Biocurex's employees, directors, officers, consultants and advisors are eligible to be granted options or warrants pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The exercise price of the option or warrant is determined by Biocurex's Board of Directors.

Stock Bonus Plan
----------------

     Under the Stock Bonus Plan, Biocurex's employees, directors, officers, consultants and advisors are eligible to receive a grant of Biocurex's shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Stock Option Agreements
-----------------------

     The Stock Option Agreements provided for the issuance of up to 28,500,000 shares of our common stock upon the exercise of options granted pursuant to the Stock Option agreements.

     The options were granted on January 22, 2010. All of the options are presently exercisable. The options are exercisable at a price of $0.0714 and expire on January 22, 2020. The options are exercisable for cash or, in our discretion, through the delivery of shares of our common stock having a market value equal to the exercise price of the options.

Other Information Regarding the Plans
-------------------------------------

     The Plans are administered by Biocurex's Board of Directors. The Directors serve for a one-year tenure and until their successors are elected. A Director may be removed at any time by the vote of a majority of Biocurex's shareholders. Any vacancies that may occur on the Board of Directors may be filled by the Board of Directors. The Board of Directors is vested with the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered to select those persons to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

     In the discretion of the Board of Directors, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. Our Board of Directors may also accelerate the date upon which any option is first exercisable. Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the Non-Qualified Stock Option Plan or the Stock Option Agreement will be forfeited if the "vesting" schedule established by the Board of Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee or the period of time a non-employee must provide services to us. At the discretion of the Board of Directors, payment for the shares of common stock underlying options may be paid through the delivery of shares of our common stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of common stock may also be permitted at the discretion of our Board of Directors.

     Options are generally non-transferable except upon the death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by our Board of Directors when the shares were issued.

     Our Board of Directors may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner they deem appropriate, provided that such amendment, termination or suspension will not adversely affect rights or obligations with respect to shares or options previously granted.

                                Options Granted
                                ---------------

     The following table shows the options granted to our officers and directors during the twelve months ended December 31, 2011 and during the six months ended June 30, 2012.

                                 Options   Exercise Price  Expiration  Options
   Name          Grant Date    Granted (#)    Per Share       Date     Exercised
   ----          ---------------------------------------------------------------

                                      None.

                                Options Exercised
                                -----------------

     The following table shows the value realized upon the exercise of options by our officers and directors during the year ended December 31, 2011 and during the six months ended June 30, 2012.

                                          Shares
                        Date of         Acquired On     Value
   Name                 Exercise         Exercise     Realized
   ----                 --------        -----------   --------
   Dr. Ricardo Moro     3/11/11         1,578,947       $77,368
   Dr. Phil Gold        3/11/11           709,210       $34,751
   Dr. Ricardo Moro     1/20/12           675,000        $6,750

     Value Realized is determined by the different between the option exercise price and the market price of our common stock on the date the options were exercised.

                                  Options Held
                                  ------------

      The following tables show the options held by our officers and directors as of June 30, 2012. Except as indicated, all options were granted pursuant to our Non-Qualified Stock Option Plan.

                               Shares underlying unexercised
                                       options which are:
                          ------------------------------   Exercise   Expiration
  Name                    Exercisable      Unexercisable      Price      Date
  ----                    -----------      -------------   ---------- ----------

  Dr. Ricardo Moro         650,000                  --       0.001     3/31/14
  Dr. Ricardo Moro      15,000,000 (1)              --       0.074     1/22/20
  Gladys Chan              500,000 (1)              --       0.074     1/22/20
  Antonia Bold-de-
  Haughton               1,000,000 (1)              --       0.074     1/22/20
  Denis Burger          10,000,000 (1)              --       0.074     1/22/20
  Gladys Chan              161,400                  --       0.001     8/17/13
  Antonia Bold-de-
  Haughton                 220,800                  --       0.001     8/17/13


(1) These options, which were granted on January 22, 2010, were not granted pursuant to our Non-Qualified Stock Option Plan.

     On August 21, 2012 our directors adopted a resolution increasing the number of shares of common stock issuable under the Stock Bonus Plan to 90,000,000 shares.

     The following table shows the number of outstanding stock options and stock bonuses granted by us pursuant to the Plans, as of June 30, 2012. Each option represents the right to purchase one share of our common stock.


                    Total Shares                             Shares       Remaining
                      Reserved     Options     Options      Issued As   Options/Shares
Name of Plan        Under Plans  Outstanding  Exercised   Stock Bonus    Under Plans
------------        -----------  -----------  ---------   -----------    ------------

Non-Qualified Stock  22,500,000   1,631,600   11,547,734      N/A         9,320,666
  Option Plan

                                       19

Stock Bonus Plan    90,000,000       N/A          N/A       ________      __________

Stock Option
   Agreements       28,500,000   28,500,000           --       --         28,500,000

                              SELLING SHAREHOLDERS

     Our officers and directors who may acquire shares of common stock pursuant to the Plans, and who are offering these shares of common stock to the public by means of this Prospectus, are referred to as the "Selling Shareholders".

     The following table provides certain information as of August 24, 2012 concerning the share ownership of the Selling Shareholders and the shares offered by the Selling Shareholders by means of this Prospectus.


                                                                  Number of
                                           Number of Shares     Shares to be
                                             Being Offered      Beneficially
                       Number of           -----------------      owned on     Percent
Name of Selling         Shares             Option      Bonus     Completion      of
Shareholder            Owned              Shares(1)  Shares(2) of the Offering  Class
---------------        ---------          ---------  --------- ---------------  -----


Ricardo Moro        81,775,000(3)       15,650,000        -         81,775,000    __%
Denis Burger         2,257,286          10,000,000        -          2,257,286    __%
Gladys Chan                  -             661,400        -                  -     -
Antonia Bold-de-
  Haughton                   -           1,220,800        -                  -     -
Paul Slowey                  -                   -        -                  -     -
Trent Davis                  -                   -        -                  -     -

* Less than 1%

(1) Represents shares issuable upon exercise of stock options granted pursuant to the Plans.
(2)  Represents shares granted as a stock bonus.
(3) 80,000,000 shares are held of record by Pacific Bioscience Research Centre, a company controlled by Dr. Moro.

     To allow the Selling Shareholders to sell their shares when they deem appropriate, we have filed a Form S-8 registration statement under the Securities Act of 1933, of which this Prospectus forms a part, with respect to the resale of the shares from time to time in the over-the-counter market or in privately negotiated transactions.

     We have filed with the Commission under the Securities Act of 1933 a Form S-8 registration statement, of which this Prospectus forms a part, with respect to the resale of the shares owned by the Selling Shareholders from time to time in the public market or in privately negotiated transactions.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders may sell the shares offered by this Prospectus from time to time in negotiated transactions in the public market at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the shares for which such broker/dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particular broker/dealer may be in excess of customary compensation).

     The Selling Shareholders and any broker/dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have not agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

     The Selling Shareholders may also sell their shares pursuant to Rule 144 of the Securities and Exchange Commission.

     We have advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. We have also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/ dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised the Selling Shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.

                            DESCRIPTION OF SECURITIES

     We are authorized to issue 450,000,000 shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

     Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. The board is not obligated to declare a dividend.

It is not anticipated that dividends will be paid in the foreseeable future.

     Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Transfer Agent
--------------

      Securities Transfer Corporation
      2591 Dallas Parkway
      Suite 102
      Frisco, TX 75034
      Phone: (469) 633-0101

                                     GENERAL

     The Texas Business Organization Code provides in substance that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was our director, officer, employee, fiduciary or agent, or is or was serving at our request as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person; and that expenses incurred in defending any such civil or criminal action, suit or proceeding may be paid by us in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of such director, officer or employee to repay such amount to us unless it shall ultimately be determined that such person is entitled to be indemnified by us.

     No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in our affairs since the date hereof or that any information contained herein is correct as to any time subsequent to its date.

     All dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is an addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                 PLAN PROSPECTUS
                                 BIOCUREX, Inc.
                           7080 River Road, Suite 215
                           Richmond, British Columbia
                                 Canada V6X 1X5
                                 (604) 208-9150
                               (604) 207-9165 FAX

                                  COMMON STOCK

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus relates to shares of the common stock of the Company (the "Company") issuable pursuant to certain employee incentive plans adopted by the Company. The employee incentive plans provide for the grant, to selected employees of the Company and other persons, of either stock bonuses or options to purchase shares of the Company's Common Stock. The employee incentive plans benefit the Company by giving selected employees and other persons having a business relationship with the Company a greater personal interest in the success of the Company.

     Shares of common stock reserved under the Company's Non-Qualified Stock Option Plan are offered to those persons who hold options (or may in the future hold options) to purchase such shares granted by the Company pursuant to its Non-Qualified Stock Option Plan.

     Shares of common stock reserved under the Stock Bonus Plan can be issued to the Company's officers, directors, employees and consultants in the discretion of the Company's Board of Directors.

     This document constitutes part of a Prospectus covering securities that have been registered under the Securities Act of 1933.

               The date of this Prospectus is September __, 2012.

     The Company's Non-Qualified Stock Option Plan and Stock Bonus Plan are sometimes collectively referred to in this Prospectus as "the Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the stock bonus or stock option agreements between the Company and the Plan participants.

     Offers or resales of shares of Common Stock acquired under the Plan by "affiliates" of the Company are subject to certain restrictions under the Securities Act of l933. See "RESALE OF SHARES BY AFFILIATES".

     No person has been authorized to give any information, or to make any representations, other than those contained in this Prospectus, in connection with the shares offered by this Prospectus, and if given or made, such information or representations must not be relied upon. This Prospectus does not constitute an offering in any state or jurisdiction to any person to whom it is unlawful to make such offer in such state or jurisdiction.

     The Company's Common Stock is traded on the OTC Bulletin Board under the symbol "BOCX".

     With respect to the Company's Non-Qualified Stock Option Plan, the shares to which this prospectus relates will be sold from time to time by the Company when and if options granted pursuant to the Plan are exercised. In the case of shares issued by the Company pursuant to the Stock Bonus Plan, the shares will be deemed to be sold when the shares have been granted by the Company

                                TABLE OF CONTENTS

                                                                           Page
                                                                           -----

AVAILABLE INFORMATION.....................................................   4

DOCUMENTS INCORPORATED BY REFERENCE..................................        4

GENERAL INFORMATION.....................................................     5

NON-QUALIFIED STOCK OPTION PLAN .....................................        7

STOCK BONUS PLAN ......................................................      9

OTHER INFORMATION REGARDING THE PLANS.................................      10

ADMINISTRATION OF THE PLANS............................................     11

RESALE OF SHARES BY AFFILIATES.........................................     11

AMENDMENT, SUSPENSION OR TERMINATION OF THE PLANS.................          11

DESCRIPTION OF COMMON STOCK.........................................        11

                              AVAILABLE INFORMATION
                              ---------------------

     We are subject to the informational requirements of the Securities Exchange Act of l934 and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission. Such reports, proxy statements, and other information concerning the Company can be inspected at the Commission's office at 100 F Street, NE, Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Certain information concerning the Company is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov.

     We will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus). Requests should be directed to:

                                 Biocurex, Inc.
                           7080 River Road, Suite 215
                           Richmond, British Columbia
                                 Canada V6X 1X5
                                 (604) 208-9150
                               (604) 207-9165 FAX
                           Attention: Dr. Ricardo Moro

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by us with the Commission are hereby incorporated by reference into this Prospectus:

(1)  Annual report on Form 10-K for the year ended December 31, 2011.
(2)  Quarterly report on Form 10-Q for the quarter ended March 31, 2012.
(3)  Report on Form 8-K filed June 1, 2012.
(4)  Report on Form 8-K filed June 19, 2012.
(5)  Amended Annual report on Form 10-K/A for the year ended December 31, 2009.
(6)  Amended Annual report on Form 10-K/A for the year ended December 31, 2010.
(7)  Report on Form 8-K filed August 1, 2012.
(8)  Quarterly report on Form 10-Q for the quarter ended June 30, 2012.
(9) Amended quarterly report on Form 10-Q/A for the quarter ended June 30, 2012.
(10) Report on Form 8-K filed August 24, 2012.
(11) Amended annual report on Form 10-K/A for the year ended December 31, 2011.

     All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                               GENERAL INFORMATION
                               -------------------

     This prospectus relates to the Company's Non-Qualified Stock Option Plan and Stock Bonus Plan. In some cases the plans described above are collectively referred to as the "Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the stock bonus or stock option agreements between the Company and the Plan participants.

     A summary of the Plans follows.

Non-Qualified Stock Option Plan. The Company's Non-Qualified Stock Option Plan authorizes the issuance of shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plan. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Board of Directors.

Stock Bonus Plan. The Company has a Stock Bonus Plan which allows for the issuance of shares of Common Stock. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, the Company's employees, directors, officers, consultants and advisors are eligible to receive a grant of the Company's shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Stock Option Agreements. Separate and apart from its Non-Qualified Stock Option Plan, the Company has entered into six Stock Option Agreements which provide for the issuance of up to 28,500,000 shares of the Company's common stock upon the exercise of options granted pursuant to the agreements.

     The options were granted on January 22, 2010 and all are presently exercisable. The options are exercisable at a price of $0.0714 and expire on January 22, 2020. The options are exercisable for cash or, in the Company's discretion, through the delivery of shares of the Company's common stock having a market value equal to the exercise price of the options.

Summary.
--------

     The following sets forth certain information as of June 30, 2012 concerning the stock options and stock bonuses granted by the Company pursuant to the Plans and the Stock Option Agreements. Each option represents the right to purchase one share of the Company's common stock.

     On August 21, 2012 the Company's directors adopted a resolution increasing the number of shares of common stock issuable under the Stock Bonus Plan to 90,000,000 shares.


                      Total
                      Shares                               Shares
                     Reserved     Options     Options     Issued As    Remaining
Name of Plan        Under Plans   Granted    Exercised   Stock Bonus  Options/Shares
------------        -----------   -------    ---------   -----------  --------------


Non-Qualified Stock 22,500,000    1,631,600   11,547,734      N/A     9,320,666
  Option Plan

Stock Bonus Plan    90,000,000       N/A          N/A        _____       ______

Stock Option
   Agreements       28,500,000   28,500,000           --       --    28,500,000

                                 Options Granted
                                 ---------------

     The following table shows the options granted to our officers and directors during the twelve months ended December 31, 2011 and during the six months ended June 30, 2012:

                             Options    Exercise Price  Expiration   Options
Name          Grant Date    Granted (#)      Per Share        Date   Exercised
----          ----------    -----------  --------------  ----------  ---------

                                      None.


                                Options Exercised
                                -----------------

     The following table shows the value realized upon the exercise of options by our officers and directors during the year ended December 31, 2011 and during the six months ended June 30, 2012.

                                          Shares
                        Date of         Acquired On     Value
   Name                 Exercise         Exercise     Realized
   ----                 --------        -----------   --------


   Dr. Ricardo Moro      3/11/11       1,578,947       $77,368
   Dr. Phil Gold         3/11/11         709,210       $34,751
   Dr. Ricardo Moro      1/20/12         675,000        $6,750

     Value Realized is determined by the different between the option exercise price and the market price of our common stock on the date the options were exercised.

                                  Options Held
                                  ------------

     The following tables show the options held by our officers and directors as of June 30, 2012. Except as indicated, all options were granted pursuant to our Non-Qualified Stock Option Plan.

                               Shares underlying unexercised
                                       options which are:  Exercise   Expiration
  Name                    Exercisable      Unexercisable      Price      Date
  ----                    -----------      -------------   ---------  ----------

  Dr. Ricardo Moro         650,000                  --       0.001     3/31/14
  Dr. Ricardo Moro      15,000,000 (1)              --       0.074     1/22/20
  Gladys Chan              500,000 (1)              --       0.074     1/22/20
  Antonia Bold-de-
   Haughton              1,000,000 (1)              --       0.074     1/22/20
  Denis Burger          10,000,000 (1)              --       0.074     1/22/20
  Gladys Chan              161,400                  --       0.001     8/17/13
  Antonia Bold-de-
   Haughton                220,800                  --       0.001     8/17/13

(1) These options, which were granted on January 22, 2010, were not granted pursuant to our Non-Qualified Stock Option Plan.

                         NON-QUALIFIED STOCK OPTION PLAN

Securities to be Offered and Persons Who May Participate in the Plan
--------------------------------------------------------------------

     The Company's employees, directors and officers, and consultants or advisors to the Company are eligible to be granted options pursuant to the Non-Qualified Stock Option Plan as may be determined by the Company's Board of Directors that administers the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

      Options granted pursuant to the Plan not previously exercised will terminate at such other time as may be specified when the option is granted.

     In the discretion of the Board of Directors options granted pursuant to the Plan may include installment exercise terms for any option such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any option) is first exercisable. In no event shall an option be exercisable by its terms after the expiration of ten years from the date of grant.

Purchase of Securities Pursuant to the Plan
-------------------------------------------

     The purchase price per share of common stock purchasable under an option is determined by the Company's Board of Directors. An option may be exercised, in whole or in part, at any time, or in part, from time to time, during the option period, by giving written notice of exercise to the Board of Directors at the Company specifying the number of shares to be purchased, such notice to be accompanied by payment in full of the purchase price either by a payment of cash, bank draft or money order payable to the Company At the discretion of the Board of Directors payment of the purchase price for shares of Common Stock underlying options may be paid through the delivery of shares of the Company's Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be used at the discretion of the Board of Directors. No shares shall be issued until full payment has been made. An optionee shall have the rights of a stockholder only with respect to shares of stock for which certificates have been issued. Under no circumstances may an option be exercised after the expiration of the option.

Tax Aspects of Options Granted Under the Plan (U.S. Taxpayers Only)
-------------------------------------------------------------------

     The difference between the option price and the market value of the shares on the date the option is exercised is taxable as ordinary income to an Optionee at the time of exercise and to the extent such difference does not constitute unreasonable compensation is deductible by the Company at that time. Gain or loss on any subsequent sale of shares received through the exercise of an option will be treated as capital gain or loss.

     Since the amount of income realized by an Optionee on the exercise of an option under the Plans represents compensation for services provided to the Company, the Company may be required to withhold income taxes from the Optionee's income even though the compensation is not paid in cash. To withhold the appropriate tax on the transfer of the shares, the Company will (i) reduce the number of shares issued or distributed to reflect the necessary withholding,
(ii) withhold the appropriate tax from other compensation due to the Optionee, or (iii) condition the transfer of any shares to the Optionee on the payment to the Company of an amount equal to the taxes required to be withheld.

                                STOCK BONUS PLAN

Securities to be Offered and Persons Who May Participate in the Plan
--------------------------------------------------------------------

     Under the Stock Bonus Plan, the Company's employees, directors and officers, and consultants or advisors to the Company will be eligible to receive a grant of the Company's shares, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The aggregate number of shares which may be granted may not exceed the amount available in the Bonus Share Reserve. The grant of the Company's shares rests entirely with the Company's Board of Directors administering the Plan. It is also left to the Board of Directors to decide the type of vesting and transfer restrictions which will be placed on the shares.

Tax Aspects of Shares Granted Pursuant to the Plan (U.S. Taxpayers Only)
------------------------------------------------------------------------

     Any shares of stock transferred to any person pursuant to the Stock Bonus Plan will be subject to the provisions of Section 83 of the Internal Revenue Code. Consequently, if (and so long as) the shares received remain substantially nonvested, the recipient of the shares will not have to include the value of these shares in gross income. The shares will remain substantially nonvested so long as they are subject to a substantial risk of forfeiture and are nontransferable. A substantial risk of forfeiture exists if a person's rights in the shares are conditioned upon the future performance of substantial services. Nontransferability will exist if a person is restricted from selling, assigning or pledging these shares, and, if transfer is permitted, a transferee is required to take the shares subject to the substantial risk of forfeiture. However, in the year such shares become either transferable or not subject to a substantial risk of forfeiture, the recipient of the shares will be required to include in gross income for that taxable year the excess of the share's fair market value at the time they became vested over the amount (if any) paid for such shares. This amount will be taxable as ordinary compensation income.

     There is available an election through which a person can choose to recognize as ordinary income in the year of transfer the excess of the share's fair market value at the time of transfer over the amount (if any) the person paid for such shares. By making this election any future appreciation
(depreciation) in value will be treated as appreciation (depreciation) attributable to a capital asset rather than as compensation income. An election to be valid must be made within thirty (30) days of the date on which the shares are issued by the Company.

     The Company does not recognize income when granting or transferring shares to the recipient of the shares pursuant to the Plans. Furthermore, Section 83 permits the Company to take an ordinary business deduction equal to the amount includable by the recipient of the shares in the year the recipient recognizes the value of the shares as income.

                      OTHER INFORMATION REGARDING THE PLANS
                      -------------------------------------

     All shares to be issued pursuant to the Plans will, prior to the time of issuance, constitute authorized but unissued shares or treasury shares.

     The terms and conditions upon which a person will be permitted to assign or hypothecate options or shares received pursuant to any of the Plans will be determined by the Company's Board of Directors that administers the Plans. In general, however, options are non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Board of Directors when the shares were issued.

     Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the stock option Plan will be forfeited if the "vesting" schedule established by the Board of Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of the Company or the period of time a non-employee must provide services to the Company.

     Each Option shall be exercisable from time to time during a period (or periods) determined by the Company's Board of Directors and ending upon the expiration or termination of the Option; provided, however, the Board of Directors may, limit the number of shares purchaseable in any period or periods of time during which the Option is exercisable.

     Employment by the Company does not include a right to receive bonus shares or options pursuant to the Plans. Only the Board of Directors has the authority to determine which persons shall be issued bonus shares or granted options and, subject to the limitations described elsewhere in this Prospectus and in the Plans, the number of shares of Common Stock issuable as bonus shares or upon the exercise of any options.

     The Plans are not qualified under Section 401(a) of the Internal Revenue Code, nor are they subject to any provisions of the Employee Retirement Income Security Act of 1974.

     The description of the federal income tax consequences as set forth in this Prospectus is intended merely as an aid for such persons eligible to participate in the Plans, and the Company assumes no responsibility in connection with the income tax liability of any person receiving shares or options pursuant to the Plans. Persons receiving shares or options pursuant to the Plans are urged to obtain competent professional advice regarding the applicability of federal, state and local tax laws.

     As of the date of this Prospectus, and except with respect to shares or options which have not yet vested, no terms of any Plan or any contract in connection therewith creates in any person a lien on any of the securities issuable by the Company pursuant to the Plans.

                           ADMINISTRATION OF THE PLANS
                           ---------------------------

     The Plans are administered by a Company's Board of Directors. The Company's Directors serve for a one-year tenure and until their successors are elected. The Company's Directors are elected each year at the annual shareholder's meeting. A Director may be removed at any time by the vote of a majority of the Company's shareholders represented in person or by proxy at any special meeting called for the purpose of removing one or more directors. Any vacancies which may occur on the Board of Directors will be filled by the majority vote of the remaining directors. The Board of Directors is vested with the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered to select eligible employees of the Company to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

                         RESALE OF SHARES BY AFFILIATES
                         ------------------------------

     Shares of common stock acquired pursuant to the Plans may be resold freely, except that any person deemed to be an "affiliate" of the Company, within the meaning of the Securities Act of l933 (the "Act") and the rules and regulations promulgated thereunder, may not sell shares acquired by virtue of the Plans unless such shares are sold by means of a special Prospectus, are otherwise registered by the Company under the Securities Act for resale by such person or an exemption from registration under the Act is available. Rule l44, promulgated under the Act, which contains limitations on the manner of sale and the amount of shares that may be sold, provides an exemption from registration under the Act. An employee who is not an officer or director of the Company generally would not be deemed an "affiliate" of the Company.

     In addition, the acquisition of shares or options by officers and directors may be considered a "purchase" and the sale thereof will generally be considered a "sale" for purposes of Section l6(b) of the Securities Exchange Act of l934.

                AMENDMENT, SUSPENSION OR TERMINATION OF PLANS
                ---------------------------------------------

     The Board of Directors of the Company may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner they deem appropriate, provided that such amendment, termination or suspension shall not adversely affect rights or obligations with respect to shares or options previously granted.

                           DESCRIPTION OF COMMON STOCK
                           ---------------------------

     The common stock issued as a stock bonus and the common stock issuable upon the exercise of any option entitles holders to receive such dividends, if any, as the Company's Board of Directors may declare from time to time; to cast one vote per share on all matters to be voted upon by stockholders and to share ratably in all assets remaining after the payment of liabilities in the event of liquidation, dissolution or winding up. The shares carry no preemptive rights.

All shares offered under the Plans will,  upon issuance (and against  receipt of
the  purchase  price  in  the  case  of  stock  options),   be  fully  paid  and
nonassessable.